Exhibit 99.1

Contacts

For Interleukin Genetics:	Investors:	Media:
Eliot M. Lurier	Melanie Friedman	Lisa Rivero
Chief Financial Officer	Stern Investor Relations	LaVoie Group
(781) 398-0700	(212) 362-1200	(978) 745-4200
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INTERLEUKIN GENETICS REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

WALTHAM, MA – August 13, 2008 - Interleukin Genetics, Inc. (AMEX: ILI) today announced financial and business results for the second quarter ended June 30, 2008.

The Company reported a net loss of $1.7 million, or $(0.05) per basic and diluted common share, for the second quarter of 2008 compared to a net loss of $2.0 million, or $(0.07) per basic and diluted common share, for the same period last year.

Revenue for the second quarter of 2008 was $2.5 million compared to $2.4 million for the same period last year.  The increase in revenue is primarily attributable to an increase in consumer product revenue offset by a decrease in genetic testing and contract research & development.

“In the first half of 2008, we made important progress with our genetic testing business. A significant article was published in the journal Human Genetics that further supports the importance of interleukin genetics in determining the severity of diseases of inflammation, and we launched our enhanced Heart Health test report package.  We also strengthened our management team and board of directors,” commented Lewis H. Bender, Chief Executive Officer.  “In the coming months, we expect to further advance our clinical programs for new genetic tests in our core focus areas and continue to roll out the improved report format and information package for our Heart Health and General Nutrition tests to lead patients and physicians to create better, more personalized treatments.”

Research and development expenses were $709,000 for the second quarter of 2008 compared to $786,000 for the same period last year.  The decrease is primarily attributable to a reduction in expenses relating to the Company’s sponsored research agreement with Yonsei University offset by an increase in consulting and patent related expenses.

Selling, general and administrative expenses were $1.8 million for the second quarter of 2008 compared to $2.0 million for the same period last year.  The decrease is primarily attributable to a reduction in settlement expenses relating to the acquisition of the Alan James Group of which $600,000 was incurred in the three months ended June 30, 2007 and no such expenses were incurred in the three months ended June 30, 2008. The decrease in acquisition costs was partially offset by increased expenses associated with a new advertising campaign in the Consumer Products Segment, consulting expenses and compensation expenses due to additional headcount.

On June 30, 2008, the Company had cash and cash equivalents of $7.1 million compared to $7.6 million of cash and cash equivalents on December 31, 2007.  In addition, the Company has $10.3 million of available credit under credit facilities with Alticor.  On August 12, 2008 the credit facility was extended to March 31, 2009.

Second Quarter and Recent Highlights

•                  Launch of Enhanced Heart Health Genetic Test Report Format:  In July 2008, the Company launched an enhanced test report format and information package for the Company’s Heart Health Genetic Test, currently marketed under the brand name Gensona® by Quixtar/Amway.  The new report will include quantified risk information on heart attack and coronary artery disease generated from clinical studies and will provide individuals and their physicians with more complete information about a person’s inflammation-based genetic risk factor for a heart attack, along with preventive measure guidance and scientific educational materials.

•                  Publication in Human Genetics Supporting Gensona® Heart Health Test:  In May 2008, an article titled, “IL1B Gene Promoter Haplotype Pairs Predict Clinical Levels of Interleukin-1B and C-reactive Protein,” was published in the journal Human Genetics, further confirming prior studies associating variations in the Interleukin 1B (IL1B) gene with the inflammatory response.

•                  Expanded Management Team and Board of Directors:  In April 2008, Interleukin Genetics appointed Eliot M. Lurier, C.P.A., as its Chief Financial Officer.  Mr. Lurier has more than 25 years of financial management experience, primarily in the life sciences industry, and was previously Vice President, Finance and Administration and Chief Financial Officer of Nucryst Pharmaceuticals.  In July 2008, the Company added three new directors to the Board: Mary E. Chowning, Glenn S. Armstrong, Ph.D., and Chief Executive Officer Lewis H. Bender.  Ms. Chowning also will serve as the Chairperson of the Audit Committee of the Board.

Conference Call and Webcast Information

Interleukin Genetics will host a live conference call and webcast today at 8:30 a.m. ET. To access the live call, dial 877-675-4751 (domestic) or 719-325-4910 (international). The live webcast and replay access of the teleconference will be available in the Investors section of the Company’s website at www.ilgenetics.com.

About Interleukin Genetics

Interleukin Genetics, Inc. (AMEX:ILI), is a genetics-focused personalized health company that develops preventive consumer products and genetic tests for sale to the emerging personalized health market.  Focused on the future of health and medicine, Interleukin Genetics uses its leading genetics research and scientific capabilities to develop and test innovative preventive and therapeutic products.  Interleukin Genetics has developed and commercialized genetic tests for risk assessment of coronary artery disease, periodontal disease, and general nutrition.  The Company currently offers an array of Nutraceuticals and OTCeuticals®, including Ginkoba®, Ginsana® and Venastat® which are sold at the nation’s largest food, drug and mass retailers. Interleukin Genetics is headquartered in Waltham, MA.  For more information about Interleukin Genetics and its ongoing programs, please visit www.ilgenetics.com.

Certain statements contained herein are “forward-looking” statements including statements regarding the Company’s ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, the ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns and the ability to make progress in advancing the Company’s core technologies. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the risk of market acceptance of the Company’s products, the risk of technology and product obsolescence, delays in product development, the performance of commercial partners, the availability of adequate capital, the actions of competitors and other competitive risks, and those risks and uncertainties described in the Company’s  annual report on Form 10-K, quarterly reports on Form 10-Q and other filings furnished to the Securities and Exchange Commission. The Company disclaims any obligation or intention to update these forward-looking statements.

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INTERLEUKIN GENETICS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

	Three Months Ended June		Six Months Ended June
Statement of Operations Data (Unaudited):	2008	2007	2008	2007

Revenue:
Genetic testing service revenue	$90,993	$219,615	$192,745	$491,265
Net consumer products sales	1,954,615	1,653,087	3,967,267	3,380,867
Contract research revenue	402,280	531,471	939,293	948,971
Other	28,346	4,296	31,453	6,643

Total revenue	2,476,234	2,408,469	5,130,758	4,827,746

Operating costs and expenses:
Cost of genetic testing services	208,457	258,232	443,241	509,137
Cost of consumer products sold	1,098,018	890,848	2,199,207	1,886,303
Research and development	708,855	785,938	1,522,226	1,460,398
Selling, general and administrative	1,805,504	1,961,991	3,888,737	3,657,501
Amortization of intangibles	331,529	411,940	661,714	822,865

Total operating costs and expenses	4,152,363	4,308,949	8,715,125	8,336,204

Loss from operations	(1,676,129)	(1,900,480)	(3,584,367)	(3,508,458)

Total other income and expense, net	9,734	(64,209)	61,420	(120,140)

Net loss before income taxes	(1,666,395)	(1,964,689)	(3,522,947)	(3,628,598)

Provision for income taxes	50	(4,000)	(18,500)	(8,000)

Net loss	$(1,666,345)	$(1,968,689)	$(3,541,447)	$(3,636,598)

Net loss per basic and diluted common share	$(0.05)	$(0.07)	$(0.11)	$(0.13)

Weighted average common shares outstanding	30,976,909	27,692,014	30,904,916	27,634,313

INTERLEUKIN GENETICS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

	June 30,	31-Dec
Balance Sheet Data :	2008	2007
	(Unaudited)	(Audited)

Cash and cash equivalents	$7,065,645	$7,646,468
Total current assets	9,656,570	10,012,508
Total assets	$15,362,266	$16,385,949

Total current liabilities	$3,819,666	$6,162,535
Total liabilities	7,856,666	6,193,535

Total shareholders’ equity	7,505,600	10,192,414

Total liabilities and shareholders’ equity	$15,362,266	$16,385,949